Exhibit 10.7

Danaher Corporation

Description of Incentive Compensation Program for Executive Officers

1. Overview. Danaher’s incentive compensation program for executive officers is based on the following formula.

Base salary X Target Bonus Percentage X Financial Factor X Personal Factor = Bonus

All incentive compensation payments to Danaher’s executive officers (other than Messrs. Steven M. Rales and Mitchell P. Rales, who do not receive incentive compensation) are subject to the approval of the Compensation Committee of Danaher’s Board of Directors.

2. Base Salary and Target Bonus Percentage. The base salary and target bonus percentage for each officer are established early in the calendar year in accordance with Danaher’s standard procedures.

3. Financial Factor. The Financial Factor is calculated as follows:

0.9 +/-

“Factor” X the higher of:

•	% increase/decrease in actual, current year EPS over prior year EPS, or

•	% increase/decrease in actual, current year EPS over cumulative EPS since 1/1/03

“Factor” is equal to 4.0 if current year earnings per share (“EPS”) increased over prior year EPS, and -2.0 if current year EPS decreased over prior year EPS. Calculation of EPS is on a diluted basis and excludes extraordinary or non-recurring items such as accounting changes. If current year EPS declines by more than 15% over prior year EPS, the Financial Factor equals zero and no bonus is awarded.

4. Personal Factor. The Personal Factor is a percentage that ranges from 0 to 1.5, depending on the performance of the particular officer. Early in the calendar year, each officer in coordination with his or her supervisor develops goals and objectives for the year. These goals and objectives can be qualitative or quantitative, but they are directly related to critical business objectives. The proposed written objectives are then reviewed and if appropriate approved by the Danaher Compensation Committee. The officer’s Personal Factor for a given year is determined by comparing the officer’s actual documented performance to these goals and objectives. Performance that meets expectations results in a Personal Factor of 1.0, performance below expectations results in a Personal Factor of less than 1.0 and performance that exceeds expectations results in a Personal Factor between 1 and 1.5, with 1.5 being the maximum Personal Factor that can be awarded.

5. 162(m) Cap. Annual awards payable to executive officers under Danaher’s incentive compensation program are subject to an overall cap. The cap was approved by Danaher’s shareholders in 2003 and is intended to ensure that payments to Danaher’s chief executive officer and four other most highly paid executive officers under the incentive compensation program constitute “qualified performance-based compensation” exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended. The cap limits the maximum annual incentive compensation award payable to any officer as follows: the product of (1) the Target Bonus Percentage and (2) the Personal Factor cannot exceed 300% for the President, 150% for any Executive Vice President and 100% for any Vice President. In addition, no annual incentive compensation award to any person can exceed $5 million.